Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form F-10

(Form Type)

Triple Flag Precious Metals Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(1)	$1,000,000,000	0.0000927	$92,700
	Total Offering Amounts					$1,000,000,000		$92,700
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$92,700

(1)	There are being registered hereunder such indeterminate number of securities of the registrant in primary offerings and by selling securityholders in secondary offerings from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed US$1,000,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. Any securities registered hereunder may be sold separately or as units with any other securities registered for primary offerings hereunder. The securities registered hereunder also include such indeterminate number of common shares, preferred shares, and warrants as may be issued upon the conversion of or exchange for preferred shares, subscription receipts or debt securities that provide for conversion or exchange; upon the exercise of warrants; or pursuant to the anti-dilution provisions of any such securities. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the common shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the registrant and/or the selling securityholders, as applicable, in connection with the sale of the securities under this registration statement.